SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HERMAN MILLER, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
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(4)	Date filed: ____________________________________________________________________________

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

August 28, 2003

Dear Shareholder

        Herman Miller, Inc.’s fiscal year ended May 31, 2003. Enclosed you will find the 2003 Report to Shareholders and a proxy card to vote your shares. You may vote your shares by mail, the internet, or phone.

        Our annual Shareholders’ Meeting is scheduled for September 29, 2003. This year’s meeting is at The Westin, Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit, Michigan. I will convene the business meeting promptly at 11:00 a.m. (EDT).

        During the business meeting we will elect four members to the Board of Directors, take action on one proposal, and transact any other business as may come before the meeting.

Sincerely,

Michael A. Volkema
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Herman Miller, Inc. (the company), will be held on September 29, 2003, at The Westin, Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit Michigan at 11 a.m. (EDT) for the following purposes:

1.	To elect four directors, each for a term of three years.
2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 1, 2003, will be entitled to vote at the meeting.

        Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope or submit your vote via telephone or internet. If you do attend the meeting and wish to vote in person, you may do so even though you have previously voted by proxy.

By order of the Board of Directors
Daniel C. Molhoek, Secretary of the Board August 28, 2003

TABLE OF CONTENTS
3	Solicitation of Proxies
4	Election of Directors
5	Ratification of Appointment of Independent Auditors
6	Voting Securities and Principal Shareholders
6	Director and Executive Officer Information
10	Report of the Audit Committee
11	Compensation of Board Members and Non-employee Officers
12	Executive Compensation Committee Report
16	Summary Compensation Table
17	Option Grants in Last Fiscal Year
17	Aggregated Stock Option Exercises in Fiscal 2003 and Year End Option Values
18	Equity Compensation Plan Information
19	Pension Plan
19	Other Arrangements
19	Shareholder Return Performance Graph
20	Section 16(a) Beneficial Ownership Reporting Compliance
20	Shareholder Proposals--2004 Annual Meeting
20	Miscellaneous
21	Appendix I Herman Miller Board of Directors-Audit Committee Charter July 15, 2003

     HERMAN MILLER, INC.

855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

PROXY STATEMENT DATED AUGUST 28, 2003

        This Proxy Statement is furnished to the shareholders of Herman Miller, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Monday, September 29, 2003, at 11 a.m. (EDT) at The Westin, Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit, Michigan.

SOLICITATION OF PROXIES

        Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose. Also, you can vote by proxy through the use of telephone or the internet, as explained on the enclosed proxy card.

        If the proxy card is properly executed and returned to the company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposal described in this Proxy Statement.

        A proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary, (ii) executing a proxy at a later date, or (iii) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

ELECTION OF DIRECTORS

        The Board of Directors has nominated Douglas D. French, James R. Kackley, Thomas C. Pratt, and Michael A. Volkema for election as directors, each to serve until the 2006 annual meeting. Each of the nominees previously has been elected as a director by our shareholders, except for Mr. French and Mr Kackley. Mr. French was appointed to the Board in July, 2002.

        The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the four persons who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote for the election of all persons nominated by the Board.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent auditors for the fiscal year ending May 29, 2004. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

        Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Ernst & Young, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.

        Effective May 6, 2002, the Board of Directors elected to dismiss Arthur Andersen LLP (Arthur Andersen) as our independent auditors and engage the services of Ernst & Young as our new independent auditors for the year ended June 1, 2002.

        Arthur Andersen’s reports on our consolidated financial statements for the fiscal years ended June 2, 2001, and June 3, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended June 2, 2001 and June 3, 2000, and through the date of its dismissal (the Relevant Period), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement(s) in connection with its reports on our consolidated financial statements for those years. Furthermore, there were no reportable events as described in Item 304(a)(1) of the Securities and Exchange Commission’s Regulation S-K during the Relevant Period.

        During the Relevant Period, neither us nor anyone acting on our behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, completed or proposed, for the type of audit opinion that might be rendered on our consolidated financial statements; or (ii) any matters or reportable events as described in Item 304(a)(2) of the above-referenced rules.

The following table sets forth the total fees billed to us by our principal accounting firm, Ernst & Young, for the following services:

Fiscal Year Ended	June 1, 2002	May 31, 2003

Audit Fees(1)	262,000	688,000
Audit Related Fees(2)	3,000	17,000
Tax Fees(3)	10,000	211,000
All Other Fees(4)	0	0

Total	$275,000	$916,000

(1)	Includes fees billed for the audit of our consolidated financial statements included in Form 10-K, the review of our financial statements included in our quarterly reports in Form 10-Qs, and services in connection with statutory and regulatory filings.
(2)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements.
(3)	Includes fees billed for tax compliance, tax advice and tax planning
(4)	Includes fees billed for any services not included in the first three categories.

        Prior to the engagement of Ernst & Young to audit the company’s financial statements, the company paid Arthur Andersen, the company’s previous independent accountant, for audit, quarterly review services, and services in connection with statutory filings rendered for the year ended June 1, 2002. Audit fees also increased due to accounting consultations with Ernst & Young related to new accounting pronouncements and rules applicable to the company.

        The Board’s Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        On August 1, 2003, we had 72,827,780 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 1, 2003, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 1, 2003, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Ariel Capital Management, Inc. 200 East Randolph Dr., Ste. 2900 Chicago, Illinois 60601	8,311,145(1)	11.41

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	4,092,500(2)	6.74

(1)

This information is derived from notification received by us from the beneficial owner, including notice that it has sole voting power as to 6,976,220 shares and sole dispositive power as to 8,308,550 shares.

(2)

This information is derived from notification received by us from the beneficial owner, including notice that it has sole voting power as to 28,385 shares and sole dispositive power as to 4,092,500 shares.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION

        Security Ownership of Management  The following table shows, as of August 1, 2003, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Named Executive	Amount and Nature of Beneficial Ownership		Percent of Class(3)

Michael A. Volkema	1,378,812		1.83
Brian C. Walker	397,053.53
Elizabeth A. Nickels	127,635.17
Gary W. Van Spronsen	257,804.34
Gary S. Miller	390,238.52
All executive officers and directors as a group (24 persons)	4,114,184	(2)	5.47

(1)

Includes the following number of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema—672,320; Mr. Walker—235,374; Ms. Nickels—70,665; Mr. Van Spronsen—196,293; and Mr. Miller—260,836. Includes the following number of shares that are restricted and subject to certain conditions: Mr. Volkema—280,000; Mr. Walker—90,380; Ms. Nickels—40,682; Mr. Van Spronsen—44,570; and Mr. Miller—63,000.

(2)	Included in this number are 2,383,413 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
(3)	Calculated based on the number of shares outstanding plus the option shares referred to in footnotes (1) and (2) above.

        The Board of Directors. The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 1, 2003, has been furnished to us by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

	Age	Year First Became a Director	Shares Owned(1)		Percent of Class(2)
Nominees for Election as Directors for Terms to Expire in 2006

Douglas D. French Since January 2000-- President and Chief Executive Officer, Ascension Health 1998 to 2001-- President and Chief Operating Officer, Ascension Health	49	2002	2,392		0

James R. Kackley Since May 2000-- Private Investor From June 1999 to May 2002-- Adjunct professor, Kellstadt School of Management DePaul University From July 1998 to June 1999-- Managing Partner and Chief Financial Officer, Andersen Worldwide SC	60	--	0		0

Thomas C. Pratt Since October 2002-- President and Chief Executive Officer, International Cooperating Ministries July 1989 to February 2002-- President and Chief Executive Officer, Prison Fellowship Ministries	67	1999	109,071.15

Michael A. Volkema Since 2000-- Chairman of the Board, Herman Miller, Inc. Since July 1995-- Chief Executive Officer, Herman Miller, Inc. From May 1995 to March, 2003-- President, Herman Miller, Inc.	47	1995	1,378,812	(3)	1.83

Directors Whose Terms Expire in 2005

Mary Vermeer Andringa Since February 2003-- Chief Executive Officer, Vermeer Manufacturing From 1989 to February 2003-- Chief Operating Officer, Vermeer Manufacturing Since 1989-- President, Vermeer Manufacturing	53	1999	14,885.02

J. Harold Chandler Since July 2003-- Chairman and Chief Executive Officer Benefit Partners of America, LLC From November 1999 to April 2003-- Chairman, President and CEO, UnumProvident Corporation From July 1999 to November 1999-- President and Chief Operating Officer, UnumProvident Corporation From November 1993 to July 1999-- Chairman, President, and Chief Executive Officer, Provident Companies, Inc.	54	1995	33,808.04

Lord Brian Griffiths of Fforestfach Since 1991-- International Advisor, Goldman Sachs International Limited and House of Lords, United Kingdom	61	1991	75,874.10

Brian C. Walker Since March 2003-- President and Chief Operating Officer, Herman Miller, Inc. From December 1999 to March, 2003-- President, Herman Miller North America From February 1996-December 1999-- Executive Vice President and Chief Financial Officer, Herman Miller, Inc.	41	2003	397,053	(4)	.53

Directors Whose Terms Expire in 2004

Dr. E. David Crockett Since May 1991-- Managing General and Founding Partner, Aspen Ventures	67	1982	80,942.11

C. William Pollard April 2002-- Chairman Emeritus, The ServiceMaster Company Since March 2003-- Co-Chairman of the Board, UnumProvident Corporation April 2002 to January 2003-- Chairman of Executive Committee, The ServiceMaster Company January 1994 to April 2002-- Chairman of the Board, The ServiceMaster Company October 1999 to February 2001-- Chief Executive Officer, The ServiceMaster Company	65	1985	142,508	(5)	.19

Dorothy A. Terrell Since April 2003-- Venture Partner, First Light Capital February 1998 to August 2002-- President, Platform Service Group, and Senior Vice President, Worldwide Sales, Natural MicroSystems Corporation August 1991 to September 1997-- President, Sun Express, Inc., Sun Micro System, Inc.	58	1997	40,531.05

David O. Ulrich Since 1982-- Professor, University of Michigan Business School	49	2001	22,355.03

(1)	Shares shown for each director include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 2,392 shares for Mr. French; 10,905 shares for Mr. Pratt; 672,320 shares for Mr. Volkema; 10,905 shares for Ms. Andringa; 13,510 shares for Mr. Chandler; 41,897 shares for Mr. Griffiths; 235,374 shares for Mr. Walker; 39,941 shares for Mr. Crockett; 50,644 shares for Mr. Pollard, 32,775 shares for Mr. Terrell, and 22,355 shares for Mr. Ulrich.
(2)	Percentages are calculated based upon shares outstanding plus shares that the director has the right to acquire under stock options exercisable within 60 days.
(3)	Includes 80,000 shares for Mr. Volkema of restricted stock, that are subject to forfeiture under certain conditions. (4) Includes 30,380 shares for Mr. Walker of restricted stock, that are subject to forfeiture under certain conditions. (5) Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 39,500 shares are owned by a family partnership.

         Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Pollard also is a director of The ServiceMaster Company and UnumProvident Corporation. Ms. Terrell also is a director of General Mills, Inc., Sears, Roebuck & Co., and Lightbridge, Inc. Mr. French is also a director of Old National Bancorp; Mr. Walker is also a director of Briggs & Stratton.

        The Board of Directors held four meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

        Executive Compensation Committee. We have an Executive Compensation Committee comprised of J. Harold Chandler (chair), David O. Ulrich, and Mary V. Andringa. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, grants employee stock options, and acts as the administrative committee for our employee stock option and long term incentive plans. The committee met five times during the last fiscal year.

        Nominating and Governance Committee. We have a Nominating and Governance Committee comprised of C. William Pollard (chair), Dorothy A. Terrell, and Dr. E. David Crockett. The Nominating and Governance Committee develops and recommends to the Board goverance standards and policies. In addition, the committee identifies and recommends to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee’s qualifcations, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal, and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met four times during the last fiscal year.

        Executive Committee. We have an Executive Committee comprised of Michael A. Volkema (chair), C. William Pollard, Thomas C. Pratt, and J. Harold Chandler. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met five times during the last fiscal year.

        Audit Committee. We have an Audit Committee comprised of Thomas C. Pratt (chair), Ruth A. Reister, and Douglas D. French. This Committee, composed entirely of independent directors under the applicable listing standards of the National Association of Securities Dealers (NASD), as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices and internal controls on behalf of the board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent auditors. The full responsibilities of the committee are set forth in its Audit Committee Charter (a copy of which is attached as Appendix I to this Proxy Statement), which was amended and restated by the Board of Directors on July 15, 2003. The Audit Committee met eight times during the past fiscal year.

        Our Board of directors is committed to sound and effective corporate governance practices. Currently, a majority of our directors are independent, and each member of our Audit, Executive Compensation, and Nominating and Governance Committees is independent under the current listing standards of the NASD.

REPORT OF THE AUDIT COMMITTEE

        We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended May 31, 2003.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 31, 2003.

        Thomas C. Pratt (chair)
        Douglas D. French
        Ruth A. Reister

COMPENSATION OF BOARD MEMBERS AND NON-EMPLOYEE OFFICERS

DIRECTORS COMPENSATION

        We pay an annual retainer of $100,000 to non-employee directors. In addition, a $5,000 retainer fee is approved annually by the Board to the chairpersons of Board committees. The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, each in increments of 25 percent and as selected by each director: (i) in cash; (ii) in shares of our stock valued as of November 15 or January 15 of each year; (iii) credit under the Director Deferred Compensation Plan described below, with company common stock units valued as of November 15 of each year; or (iv) stock options valued as of November 15 of each year under the Black-Scholes Valuation Model.

        For fiscal 2003, five directors elected to receive 100 percent of their retainer in the form of stock options; two directors elected to receive 100 percent of their retainer in the form of cash; one director elected to receive 100 percent of his retainer in the form of deferred compensation; and two directors elected to receive 50 percent of the retainer in cash and 50 percent in stock.

STOCK OWNERSHIP GUIDELINES

        Director Stock Ownership Guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is expected to reach a minimum level of share ownership with a value equivalent to three times the annual retainer fee of $100,000, or a minimum total ownership valued at $300,000 over a five-year period.

STOCK COMPENSATION PLAN

        We have in effect a stock compensation plan, approved and adopted by our shareholders, under which non-employee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options which allows optionees to purchase shares equal to the number of shares of stock delivered in payment of the exercise price (and any corresponding tax liability). A reload option contains the same terms as the original option, except that the exercise price is required to equal the fair market value of our stock at the date of grant of the reload option.

DEFERRED COMPENSATION PLAN

        We also maintain a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The plan permits participants to defer receipt of all or a portion of the total annual retainer and committee chair fees to his or her account under the plan expressed in stock unit’s equivalent to shares of our stock.

EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

        The Executive Compensation Committee of the Board of Directors is comprised of three directors, each of whom qualifies as an independent director under NASDAQ’s listing requirements. The committee provides an ongoing review of the executive compensation program to ensure that it is structured and administered to support the company’s mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the company’s Chief Executive Officer and the company’s President, which includes base salary, incentive pay, and equity-based compensation. The company’s Chief Executive Officer and the company’s President establish the base salary of the company’s other executives. The committee also establishes the performance objectives for the annual executive incentive plan, which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the company’s business units.

COMPENSATION PHILOSOPHY

        The company’s compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, a key objective of the committee is to ensure the design of the Executive Compensation program will achieve the following objectives:

         •   Link a material portion of annual compensation directly to operating performance
         •   Reinforce our values, build corporate community, and focus employees on common goals
         •   Align the interests of executives with the long-term interests of its shareholders and customers
         •   Attract, motivate, and retain executives of outstanding ability

        The committee believes that the equity-based and incentive compensation plans described below reflect this philosophy.

        EVA-Based Incentive Compensation. Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the company’s business units were linked to the EVA® concept. At the 1998 Annual Meeting, the company’s shareholders approved the company’s Incentive Cash Bonus Plan, which utilizes an EVA performance measurement system to determine the amount of annual cash bonus compensation. The Board adopted a plan in fiscal 2003 to include a sales improvement measurement in addition to EVA performance in calculating the annual cash bonus. For fiscal 2004 the company returned to a simplified EVA calculation as the sole measurement of the annual incentive.

        The committee continues to believe that the utilization of the EVA measurement system, with its focus on maximizing the company’s return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding management performance.

        Executive Stock Ownership Requirements. The committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the company, since it closely links the interests of key management and company shareholders. To emphasize this, the committee adopted stock ownership requirements for the top 12 key executives. Under these requirements, the CEO must own shares of company stock with an aggregate value of at least six (6) times base salary. The other executives must own shares with an aggregate value of between three (3) and five (5) times their respective base salaries. The executive’s responsibility level and corresponding management position within the company determine the level of ownership. All participants must achieve their ownership requirement over a five-year period. The committee reduced the ownership requirements from the prior year to achieve greater alignment with market practices. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred accounts for his or her benefit. Unexercised stock options are not included in the calculation of an executive’s total ownership.

        Equity-Based Compensation. The company’s 1994 Long-Term Incentive Plan serves as a tool to assist executives in attaining the required levels of ownership. This plan provides for the award of stock options, restricted stock, reload options and other equity-based instruments. The company also has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA cash bonus and have it denominated in company stock. The company historically authorized an incentive in the form of a premium denominated in Herman Miller, Inc., common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the EVA cash bonus deferred. The committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the company.

        These plans have been designed and are intended to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

        Annual executive compensation consists of a base salary, an annual bonus opportunity under the Incentive Cash Bonus Plan, and equity awards. The committee, in specific circumstances, may provide other forms of equity-based compensation as previously described.

        Base Salary. The salaries of the company’s Chief Executive Officer and other executive officers are established on a performance-based evaluation system. Each executive officer’s performance is evaluated by his or her superior. This evaluation considers the employee’s overall performance relative to the achievement of corporate objectives, as well as individual contributions and achievements. The committee applies this same evaluation to the company’s Chief Executive Officer and the President. In addition, recognized salary surveys for executive officers are regularly utilized to insure the company provides competitive market wages.

        Annual Bonuses. The company’s EVA measurement system provides the basis for determining performance-based bonus compensation.

        Equity Awards. The Executive Compensation Committee also authorizes the grant of stock options and restricted stock grants to employees of the company, including executive officers.

FISCAL 2003 ADJUSTMENTS TO EXECUTIVE COMPENSATION PLANS

        The Executive Compensation Committee adopted changes to the following elements of the executive compensation plans for last year.

        Annual Incentive Cash Bonus Plan. In fiscal 2003, the Executive Compensation Committee, in order to motivate and retain employees, modified the Incentive Cash Bonus Plan. The modification included the elimination of negative incentive balances carried forward from previous years and included an EVA component, which received a 75 percent weighting, and a sales improvement factor, which was weighted at 25 percent. The annual incentive bonus achieved for fiscal 2003 was 0.11 of target payout. Therefore, the incentive cash bonuses earned under the Incentive Cash Bonus Plan did not reach target market competitive levels.

        In fiscal 2004 the committee again used EVA as the sole measurements, without a sales improvement factor. EVA being calculated as the adjusted net income (GAAP net income less tax effected interest, restructuring and bonus costs) less the capital charge (average cost of capital times the sum of equity and interest bearing debt). Historically, the balance between executives’ base and incentive cash compensation has been weighted more heavily towards the incentive element when compared with the external market. As the industry experienced its second year of contraction and incentive targets were not achieved, executive compensation became uncompetitive. The committee therefore approved a rebalancing of the cash element of executive compensation, with target incentive percentages being reduced across the board at the same time as modest increases were approved for base wages.

        A significant portion of executive compensation remains at risk. As discussed in more detail below, certain employees were allowed to surrender all or a portion of his or her potential 2003 and 2004 cash bonuses for stock options. Due to market conditions, and in order to maintain sufficient incentives to the company’s key contributors, the committee will allow those employees who previously surrendered his or her potential 2004 cash bonus to nonetheless participate in this plan in 2004.

EQUITY-BASED COMPENSATION PLANS

        Annual Stock Option Grants. In fiscal 2002, the committee approved an acceleration of on-target stock option grants to executives for fiscal 2002 and 2003. This grant was made on April 23, 2002, at a strike price of $25, the closing market price on that date. The grant was made as a retention device and to recognize the substantial efforts of management to restructure the business and to adjust the company’s business model. Therefore, no annual option grants were awarded for fiscal 2003 results to individuals who received the accelerated grants. However, in an effort to recognize and retain key executive talent the committee approved 255,000 individual discretionary option grants on June 30, 2003, at a strike price of $20.06, the closing market price on that date, with a one-year vest and ten-year life.

        Incentive Bonus Surrender Program. Also in fiscal year 2002, to further link the interests of its key executives to those of the shareholders, the committee approved a program that enabled executives to acquire additional stock options. Under this plan, each executive could elect to surrender some or all of his or her potential on-target cash bonus, in increments of 25 percent, for fiscal years 2003 and 2004, in exchange for stock options. Additionally, the Chief Executive Officer elected to surrender 20 percent of his base compensation for the next two fiscal years in exchange for stock options. All these options were issued on May 21, 2002, at a strike price of $23.80, the closing market price on that date. The value of the stock options was determined using a Black-Scholes pricing model. The options vest over two years and have a 5-year term. For each option received upon surrender of the potential bonus, the executive received an additional identical option. The program was well received, with executives exchanging approximately 66 percent or $7.765 million of the two years’ potential target bonus for 1,812,593 options. As a result, four of the five Named Executives received no cash incentive bonus payment for 2003.

        1994 Key Executive Stock Purchase Assistance Plan. This plan was provided to assist executives in attaining their stock ownership requirements. Under the terms of this plan, loans were made to key executives for the purpose of purchasing company stock. All loans are full recourse loans. Each loan is evidenced by a promissory note from the participating executive and is secured by all or a portion of the shares purchased with the loan proceeds. Each year, executives can earn the repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. In fiscal 2003 these goals were not attained resulting in payment obligations for current plan participants. Accordingly, principal payments of $.25 million and interest payments of $.10 million are expected to be paid in the second quarter of fiscal 2004 by participants of the plan. For fiscal 2003, the Executive Compensation Committee approved the purchase by the company of shares of company stock from the executives to assist them in meeting their obligations. During the course of the loan, the plan prohibits participants from earning repayment of more than 80 percent of the original principal amount of any loan to him or her, plus interest accrued on the loan, prior to the maturity of the loan. There are loans outstanding to executives totaling $1.48 million. No loans under this plan were made in the past three fiscal years, and the committee will not permit any new loans to be made going forward. Existing loans may be paid in accordance with their prevailing terms but may not be materially modified.

        In summary, the committee believes that the actions it has taken to address executive compensation for fiscal 2003 and the changes it has approved for fiscal 2004 fairly balance its objective of providing an executive compensation package that will motivate and retain its key executives while providing fair returns to shareholders.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

        The Board of Directors has authorized the Chairman of the Board to offer to certain officers severance agreements to protect against an employee’s termination of employment following a “change in control.”

        These agreements provide benefits on a basis equivalent to that which existed immediately prior to such change in control. The agreements specify certain payments upon termination of employment or a change in the basis of employment. The company currently has agreements with seven executive officers and key employees. Under the agreements, the executive is entitled to a lump sum severance payment. In the case of the CEO, this payment includes an amount equal to the greater of three times the base salary and target EVA bonus or three times the base salary and average bonus for the last three fiscal years and a “gross-up” amount, which will in general effectively reimburse the CEO for any amounts paid under Federal excise tax.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        Prior to the start of the fiscal year, Mr. Michael A. Volkema, the company’s Chairman and Chief Executive Officer, elected to surrender, for fiscal 2003 and fiscal 2004, his target incentive and 20 percent of his base salary for 280,112 options. As a result, during fiscal 2003, Mr. Volkema was paid a base salary of $400,000. The cash bonus he earned under the EVA plan was not paid to him due the surrender, resulting in total cash compensation of $400,000. In June 2003, to better match Mr. Volkema’s overall compensation package to competitive market data and to encourage Mr. Volkema to remain with the company, the committee awarded Mr. Volkema a stock option grant of 75,000 options vesting after one year with a five-year life. The committee believes that this action will continue the close alignment of Mr. Volkema’s interests with those of the shareholders.

DEDUCTIBILITY OF COMPENSATION

        The income tax laws of the United States limit the amount the company may deduct for compensation paid to the company’s CEO and the other four most highly paid executives. Certain compensation that qualifies as “performance-based” under IRS guidelines is not subject to this limit. Stock options granted under the company’s Long-Term Incentive Plan, as well as compensation earned under the company’s 1994 Key Executive Stock Purchase Assistance Plan and the company’s Incentive Cash Bonus Plan, are designed to qualify as performance-based compensation, thereby permitting the company to deduct the related expenses. All compensation paid during fiscal 2003 meets the requirements for deductibility.

        J. Harold Chandler (chair)
        Mary V. Andringa
        David O. Ulrich

SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended May 31, 2003, June 1, 2002, and June 2, 2001.

Name and Principal Position	Year	Annual Compensation				Long Term Compensation		All Other
		Salary(1) ($)	Bonus(2) ($)	Restricted Stock Awards ($)	Awards Securities Underlying Options/SARS (#)(3)		Payouts LTIP Payouts (4) ($)	Compensation(5) ($)

Michael A. Volkema,	2003	400,000	—	—		—	—	6,533
Chairman and	2002	500,000	—	2,682,000	(6)	364,009	—	5,263
Chief Executive Officer	2001	500,000	277,481	—		79,492	—	8,356

Brian C. Walker,	2003	375,000	—	—		—	—	5,218
President and	2002	375,000	—	485,500	(7)	75,014	—	4,831
Chief Operating Officer	2001	379,904	150,606	784,760	(8)	31,820	24,762	9,045

Elizabeth A. Nickels,	2003	275,000	—	—		—	—	6,372
Executive Vice President	2002	275,000	—	485,500	(7)	70,569	—	4,996
Chief Financial Officer	2001	279,904	22,399	251,000		6,195	16,819	10,200

Gary W. Van Spronsen,	2003	225,000	—	—		—	—	5,852
Senior Vice President of	2002	225,000	—	291,300	(7)	98,204	—	5,208
New Business Development	2001	225,000	70,606	—		55,060	35,831	9,309

Gary S. Miller,	2003	220,000	14,520	—		—	—	9,028
Executive Vice President	2002	220,000	—	—		28,000	—	7,294
Chief Development Officer	2001	220,000	164,073	236,252	(10)	3,080	784	12,138

(1)	Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)

Represents amounts paid under our Incentive Cash Compensation Plan. It excludes amounts deferred at the election of the Named Executives and payable in shares of our stock under the Key Executive Deferred Compensation Plan.

(3)	The options reflected as being granted in fiscal 2001, for that year’s performance, were actually issued in the subsequent fiscal year.
(4)	Represents amounts earned under our Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder. No new loans may be extended under this plan.
(5)	Amounts represent contributions by us pursuant to our defined contribution retirement plans except for payments of $2,022 each year by us of premiums for life insurance for the benefit of Mr. Miller.
(6)

This amount represents the value of 100,000 shares of our common stock (based on the closing price on the date of grant of $26.82) granted to Mr. Volkema under the terms of his share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting will occur in 2006. At May 31, 2003, the value of Mr. Volkema’s 80,000 unvested and restricted shares, based on the closing price of our stock on that date ($19.34 per share), equaled $1,547,200.

(7)

These amounts represent the value of 25,000, 25,000, and 15,000 shares of our common stock (based on the closing prices on the date of grant of $19.42) granted to Mr. Walker, Ms. Nickels and Mr. Van Spronsen, respectively, under the terms of their share grant agreements. The grants vest at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions that lapse as the number of shares become vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting will occur in 2006. At May 31, 2003, the value of Mr. Walker’s 20,000, Ms. Nickel’s 20,000, and Mr. Van Spronsen’s 12,000 unvested and restricted shares, based on the closing price of our stock on that date ($19.34 per share), equaled $386,800, $386,800, and $232,080, respectively.

(8)

This amount represents the value of 20,000 and 10,000 shares of our stock (based on the closing prices on the dates of grant of $27.69 and $25.10, respectively) granted to Mr. Walker under the terms of his share grant agreements. He elected to use 45 percent of the 20,000-share grant to pay federal and state taxes, which resulted in a net total receipt of 20,950 shares. The shares are subject to forfeiture provisions that lapse as the number of shares become vested each year over a five-year period. The minimum annual rate of vesting is 20 percent of the total shares granted during the five years following the date of grant. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting would occur not earlier than fiscal 2006. At May 31, 2003, the value of his 10,380 unvested and restricted shares, based on the closing price of our stock on that date ($19.34 per share), equaled $200,749.

(9)

This amount represents the value of 10,000 shares of our stock (based on the closing price on the date of grant of $25.10) granted to Ms. Nickels under the terms of her share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the ?ve years following the grant date. The shares are subject to forfeiture provisions that lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our stock. Full vesting will occur in 2006. At May 31, 2003, the value of Ms. Nickel’s 6,000 unvested and restricted shares, based on the closing price of our stock on that date ($19.34 per share), equaled $116,040.

(10)

This amount represents the value of 4,000 and 5,000 shares of our stock (based on the closing prices on the dates of grant of $27.89 and $25.10, respectively) granted to Mr. Miller under the terms of his share grant agreements. The 4,000-share grant vests 100 percent in 2003. The 5,000-share grant vests at a minimum annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions that lapse as the number of shares become vested each year over the applicable vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting would occur not earlier than fiscal 2006. At May 31, 2003, the value of his 3,000 unvested and restricted shares, based on the closing price of our stock on that date ($19.34 per share), equaled $58,020.

OPTION GRANTS IN LAST FISCAL YEAR

There were no options granted to the Named Executives during the year ended May 31, 2003.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2003 AND YEAR END OPTION VALUES

        The following table provides information on the exercise of stock options during fiscal 2003 by the Named Executives and the number and value of unexercised options at May 31, 2003.

Name	Shares Acquired on Exercise	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at May 31, 2003		Value of Unexercised In the Money Options at May 31, 2003(2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Volkema	—	—	572,320	268,055	—	—
Brian C. Walker	—	—	235,374	75,007	—	—
Elizabeth A. Nickels	—	—	70,665	58,257	—	—
Gary W. Van Spronsen	4,000	43,101	196,293	70,512	48,235	—
Gary S. Miller	—	—	292,836	39,000	1,684,346	—

(1)	Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.

(2)	Values are based on the difference between the closing price of our stock on May 31, 2003, ($19.34) and the exercise prices of the options.

EQUITY COMPENSATION PLAN INFORMATION

        As noted in the Executive Compensation Committee Report, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, we maintain the Non-employee Officer and Director Stock Option Plan, Employee Stock Option Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.

        The 2000 Employee Stock Option Plan is our only equity compensation plan under which common stock is authorized for issuance that has not been approved by our shareholders. Under the 2000 Employee Stock Option Plan, each employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries, whether full-time or part-time, who was not eligible to participate in the 1994 Long-Term Incentive Plan, received a one time, nontransferable grant of a nonqualified stock option to purchase 100 shares of our common stock, at fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of ten years after the grant date or three months after termination of employment (other than termination an account of retirement, disability or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the 1994 Long-Term Incentive Plan.

        The following table sets forth certain information regarding the above referenced equity compensation plans as of May 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future insurance under equity compensation plans (excluding securities reflected in column(a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,034,552	$23.3010	3,618,584
Equity compensation plans not approved by security holders	558,900	$27.2382	—
Total	7,593,452	$23.5908	3,618,584

(1) We have not granted warrants or rights applicable to this chart.

PENSION PLAN

        We maintain a cash balance retirement income plan under which we credit the account of each eligible participant each quarter with an amount equal to 4 percent of the participant’s compensation for the quarter, subject to a maximum annual compensation of $200,000. Each quarter a participan’s cash balance is credited with interest at the 30-year U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter-end balance. Upon retirement and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax law, annual benefits payable at retirement may not exceed $160,000.

OTHER ARRANGEMENTS

        We maintain a Salary Continuation Plan, which provides that an officer’s base salary (as shown in the “Salary” column of the Summary Compensation Table) will be continued for twelve months after termination of the officer’s employment. Under this plan, benefits terminate if the officer performs services for a competitor, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on our common stock with that of the cumulative total return of the Standard & Poors’ 500 Stock Index and the NASD Non-Financial Index for the five-year period ended May 31, 2003. The following information is based on an investment of $100, on May 30, 1998, in our common stock, the Standard & Poors’ 500 Stock Index, and the NASD Non-Financial Index, with dividends reinvested.

	1998	1999	2000	2001	2002	2003

Herman Miller, Inc.	$100	$ 73	$109	$ 99	$ 87	$72
S&P 500 Index	$100	$121	$134	$116	$100	$ 92
NASD Non-Financial	$100	$145	$209	$123	$ 89	$ 88

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year.

SHAREHOLDER PROPOSALS—2004 ANNUAL MEETING

        Any shareholder proposal intended to be presented at our next annual meeting must be received by us at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not later than April 30, 2004, if the shareholder wishes the proposal to be included in our proxy materials relating to the meeting.

        In addition, our Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in our proxy materials. A copy of our Bylaws has been filed with the Securities and Exchange Commission and can be obtained from us or the Public Reference Section of the Commission.

MISCELLANEOUS

        If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

        The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by few of our regular employees without additional compensation. We may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

        The Report to our Shareholders for the fiscal year ended May 31, 2003, including financial statements, is being mailed to shareholders with this Proxy Statement. A copy of our Report on Form 10-K filed with the Securities and Exchange Commission is available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49404-0302.

Shareholders are urged to date and sign the enclosed proxy and return it promptly to us in the enclosed envelope.

Questions related to your holdings can be directed as follows:

EquiServe Trust Company, N.A., PO Box 43069, Providence, RI 02940-3069
        Phone: 1 800 446 2617 Inside the United States
        Phone: 1 781 575 2723 Outside the United States
        http://www.equiserve.com

        By Order of the Board of Directors
        Daniel C. Molhoek, Secretary to the Board August 28, 2003

APPENDIX I HERMAN MILLER BOARD OF DIRECTORS--AUDIT COMMITTEE CHARTER JULY 15, 2003

PURPOSE

        The primary function of the Audit Committee (the “committee”) is to assist the Board of Directors by overseeing (1) the quality and integrity of the company’s accounting, auditing and reporting practices, (2) the performance of the company’s business risk group, including the internal audit function, and independent auditor, and (3) the company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

        The committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the business risk group and the Board of Directors.

MEMBERSHIP

        The committee shall be comprised of three or more members of the Board of Directors, each of whom (1) must qualify as an independent director under the listing standards of the NASDAQ and Section 301 of the Sarbanes-Oxley Act, and (2) shall be free from any relationship to the company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the committee. All members of the committee shall have a working familiarity with basic financial and accounting practices and the Board of Directors shall attempt to appoint at least one member of the committee who is a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission. The members shall be nominated by the Nominating and Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Governance Committee shall recommend, and the Board shall designate, one member of the committee as Chair. A member of the committee shall not simultaneously serve on the audit committee of more than two other public companies.

MEETINGS AND PROCEDURES

        Meetings of the committee shall be subject to the committee procedure rules set forth in the company’s Bylaws, rules established by the Board, and its own rules of procedure (including the Administrative Guidelines schedule), which shall be consistent with those Bylaws and the following:

1.

The committee shall meet at least four (4) times annually and more frequently as circumstances require. At least four (4) scheduled meetings of the committee shall include an executive session of the committee, absent members of management and on such terms and conditions as the committee may elect. In addition, the committee may meet periodically with management, the head of the company’s business risk group and the independent auditors in separate executive sessions to discuss any matters that the committee or the business risk department or independent auditors believe should be discussed privately.

2.	Following each of its meetings, the committee shall deliver a report (verbal or written) on the meeting to the Board, including a description of actions taken by the committee.
3.	Minutes will be prepared for each meeting by a legal non-employee resource and will be maintained as a permanent part of corporate records.
4.	At least annually, the committee will review this charter and update it as necessary.

RESPONSIBILITIES AND DUTIES

        The company’s management is responsible for preparing the company’s financial statements, and the independent auditors are responsible for auditing the company’s financial statements. Consequently, the Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the company’s financial statements or the work of the independent auditors or that of the business risk group. However, the independent auditors and director of business risk are directly accountable to the Audit Committee. The committee shall have the following responsibilities and duties:

DOCUMENTS AND REPORTS

1.	Review the company’s annual financial statements and any financial reports submitted to the SEC or to the public, including any report issued by the independent auditors.
2.	Review the management letter and other reports from the independent auditors, reports from the business risk group, management’s responses, and subsequent updates on actions taken.
3.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.
4.	Cause to be prepared and approve the committee’s report to be included in the company’s proxy statement.
5.	Review with financial management and the independent auditors the quarterly report on Form 10-Q prior to its filing.
6.	Approve quarterly earnings press releases with management prior to dissemination.
7.	Discuss with management financial information and earnings guidance provided to external parties (e.g. analysts and agencies), if not previously discussed with the Executive Committee or Board of Directors.
8.	Review management’s assertion and the independent auditors’ report on internal controls over financial reporting.

INDEPENDENT AUDITORS

1.

Appoint, approve the compensation of, and provide oversight (including regarding the audit scope and audit plan) of the company’s independent auditor, including the removal of the company’s independent auditors. The independent auditors shall report directly to the committee, and the committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.

On an annual basis, (a) review and evaluate the qualifications and performance of the independent auditors, and (b) review and discuss with the independent auditors all significant relationships the auditors have with the company to determine the auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

3.	Administer the company’s Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor.
4.	Hold timely discussions with the independent auditors regarding:
(a)	All critical accounting policies and practices;
(b)

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including, but not limited to, schedule of unadjusted differences; and
(d)

An analysis of the auditor’s judgment as to the quality of the company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

5.	At least annually, obtain and review a report by the independent auditor describing:
(a)	The firm’s internal quality control procedures; and
(b)	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

FINANCIAL REPORTING PROCESSES

1.	Review the integrity of the company’s financial reporting process, both internal and external, giving consideration to the disclosure controls, and consultation with management, the independent auditors and the director of business risk.
2.	Consider and approve, as appropriate, material changes to the company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the director of business risk.
3.	Review and approve all related party transactions.
4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by company employees regarding questionable accounting or auditing matters.
5.	Approve the annual EVA calculation including the actual improvement and bonus factor.

2.	Periodically review any significant difficulties, disagreements with management or scope restrictions encountered in the course of that group’s work.

BUSINESS RISK GROUP/INTERNAL AUDIT

1.	Review the audit plan, activities, organizational structure and qualifications of the company’s business risk group including a periodic review of the director’s performance, and approve the appointment of the director.

ETHICAL AND LEGAL COMPLIANCE

1.	Review compliance with the company’s policies related to legal and ethical practices, including its Code of Business Ethics, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.
2.	Review, with the company’s counsel, legal compliance matters including corporate securities trading policies.
3.	Review, with the company’s counsel, any legal matter that could have a significant impact on the company’s financial statements
4.	Discuss the company’s significant business and financial risk exposures and steps taken by management to control or mitigate those exposures.

OTHER

1.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.
2.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.
3.	Monitor the development of the company’s insurance programs and their adequacy to safeguard against extraordinary liabilities and losses.
4.	Perform any other activities consistent with this Charter, the company’s bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.